Exhibit 10.4
     EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 13, 2007, between MANOR CARE, INC. , a Delaware corporation (the “Company”), and RICHARD A. PARR II (the “Executive”).
          WHEREAS the Executive is a skilled and dedicated employee of the Company who has important management responsibilities and talents that benefit the Company; and
          WHEREAS the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) considers it essential to the best interests of the Company and its stockholders to assure that the Company and its subsidiaries will have the continued dedication of the Executive;
          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
          SECTION 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
          (a) “Affiliate(s)” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          (b) “Annual Incentive Plan” means the Company’s Annual Incentive Plan as in effect from time to time.
          (c) “Cause” means the occurrence of any one of the following:
     (i) the Executive is convicted of, or pleads guilty or nolo contendere to, any felony;
     (ii) the Executive commits one or more acts constituting wilful financial dishonesty or fraud in connection with the performance of his duties; or
     (iii) the Executive continually and wilfully fails, for at least 14 days following written notice from the Company, to perform substantially the Executive’s employment duties (other than as a result of incapacity due to physical or mental illness or after delivery by the Executive of a Notice of Termination for Good Reason).
          For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “wilful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. The termination of employment of the Executive for Cause shall not be effective unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (i), (ii) or (iii) above and specifying the particulars thereof in detail.
          (d) “Change in Control” means the occurrence of any of the following:
     (i) during any period of twelve consecutive months, the individuals who, as of the beginning of such period, were members of the Board (the “Incumbent Directors”) cease for any reason, prior to the end of such period, to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose appointment or election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose assumption of office after the beginning of such period occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) other than the Board or the Company;
     (ii) the consummation of (A) a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction (including as a part of a series of other transactions) involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable or (B) a sale or other disposition of all or substantially all the assets of the Company (any such event, a “Reorganization”), unless, immediately following such Reorganization, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of shares of the Company’s common stock or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 65% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing

Entity that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company or a Subsidiary), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity) beneficially owns, directly or indirectly, 15% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity immediately after the Reorganization are Incumbent Directors;
     (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
     (iv) any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Subsidiary, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (D) any acquisition pursuant to a Reorganization that does not constitute a Change in Control.
          (e) “Change in Control Date” means the date on which a Change in Control occurs (if any).
          (f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
          (g) “Competing Business” shall mean any person, corporation or other entity engaged in the United States of America in providing skilled nursing, assisted living, home health, hospice or rehabilitation services or providing or attempting to provide any other product or service which is the same as or similar to products or services sold or provided by the Company or any of its subsidiaries within the two-year period prior to the Termination Date.
          (h) “Disability” means that either (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.
          (i) “Employee Benefits” means the perquisites and benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate at any time of determination, including any stock option, stock purchase, stock appreciation, savings, pension, supplemental employee retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical, hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies.
          (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
          (k) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.
          (l) “Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:
     (i) the failure to elect or reelect or otherwise to maintain Executive in the office(s) or position(s) with the Company set forth in Section 3 and any other office(s) or position(s) that Executive held immediately prior to the Change in Control Date;
     (ii) the occurrence of any of the following which is not remedied within ten days after written notice to the Board from Executive:
     (A) a significant adverse change, whether involving a reduction or expansion, in the nature or scope of the authorities, positions, powers, functions, responsibilities or duties attached to the office(s) and position(s) with the Company set forth in Section 3 and any other office(s) or position(s) that Executive held immediately prior to the Change in Control Date, including ceasing to report to the Company’s Chief Executive Officer and any other change in the reporting lines, offices and positions to which Executive reported or which reported to the Executive immediately prior to the Change in Control Date and any change due to the Company no longer being a reporting company under the Exchange Act;
     (B) a reduction in Executive’s annual base salary as in effect immediately prior to the Change in Control Date;
     (C) a material reduction in the scope or value of Employee Benefits as in effect immediately prior to the Change in Control Date;

     (D) any material breach of this Agreement by the Company; or
     (E) the continuation or repetition of harassing or denigrating treatment of Executive which is inconsistent with Executive’s position with the Company;
     (iii) the failure of the Company to comply with and satisfy the requirements of Section 14(c); or
     (iv) the Company (A) relocates its principal executive offices, or requires Executive to have his principal place of employment changed, to any location which increases by more than 25 miles Executive’s commuting distance as compared to his commuting distance immediately prior to the Change in Control Date or (B) requires Executive to travel away from his principal place of employment in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any two consecutive calendar quarters when annualized for purposes of comparison to any prior year) than the average of such time that was required of Executive in the three full years immediately prior to the Change in Control Date (or such lesser number of years for which the Executive was employed by the Company).
          The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. A termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relied. A termination of employment by the Executive for Good Reason shall be effective on the 30th day following the date when the Notice of Termination for Good Reason is given, unless the Company elects to treat such termination as effective as of an earlier date. If the Executive continues to provide services to the Company after one of the events giving rise to Good Reason has occurred, the Executive shall not be deemed to have consented to such event or to have waived the Executive’s right to terminate his or her employment for Good Reason in connection with such event.
          (m) “Incentive Amount” means the greater of (i) the amount payable to the Executive under his Annual Incentive Plan award for the award period ending in the year in which the Change in Control Date occurs determined on the basis of target award level achievement and (ii) the amount payable to the Executive under his Annual Incentive Plan award for the award period ending in the year in which the Change in Control Date occurs on the basis of award level achievement (expressed as a percentage) equal to the average of the actual award levels (expressed as a percentage) achieved by the Executive under the Annual Incentive Plan with respect to each of the three full years prior to the year in which the Change in Control Date occurs (or such lesser number of years for which the Executive was employed by the Company).

          (n) “Payment” means any payment, benefit or distribution (or combination thereof) by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of the Executive, whether paid, payable, distributed, distributable or provided pursuant to this Agreement or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G of the Code.
          (o) “Performance Award Plan” means the Company’s Performance Award Plan as in effect from time to time.
          (p) “Person” shall have the meaning set forth in Section 1(d)(i).
          (q) “Protection Period” means the period commencing on the Change in Control Date and ending on the second anniversary thereof.
          (r) “Qualifying Termination” means any termination of the Executive’s employment (i) by the Company, other than for Cause, death or Disability, that is effective (or with respect to which the Executive is given written notice) during the Protection Period or (ii) by the Executive for Good Reason that is effective (or with respect to which the Executive has given Notice of Termination for Good Reason) during the Protection Period.
          (s) “Specified Performance Level” means (i) in the case of any Performance Share (as defined in Section 7), performance achievement (expressed as a percentage) relative to the applicable performance goals established by the Company for each applicable year for Performance Shares generally (provided that, in the case of any such year for which more than one actual performance level was determined, the actual performance level for such year shall be deemed to be the average of all such levels for such year), equal to the greatest of, as applicable, (A) the average actual aggregate award level or levels of the Company (as approved by the Committee and expressed as a percentage) for each of the three full years prior to the year in which the Change in Control Date occurs, (B) if the Change in Control Date occurs after June 30 in any year, the average actual aggregate award level or levels of the Company (as approved by the Committee and expressed as a percentage) for each of the two full years prior to the year in which the Change in Control Date occurs and the partial year in which the Change in Control Date occurs, utilizing, in the case of such partial year, the aggregate award level of the Company for such year as determined by the Committee prior to the Change in Control Date and expressed as a percentage based on the Committee’s review of year-to-date financial performance of the Company for such year, and (C) such other performance achievement level as may be determined by the Committee prior to the Change in Control Date (expressed as a percentage) based on the Committee’s review of Company performance, in comparison to actual award levels approved by the Committee, for the multi-year period commencing in 2005 with respect to which various awards of Performance Shares were made and such other factors as the Committee determines are relevant to determining an appropriate performance achievement level, (ii) in the case of any Annual Incentive Plan award, award level achievement (expressed as a percentage) equal to the greater of (A) the average actual award level achievement of the Executive

(as approved by the Committee and expressed as a percentage) for each of the three full years prior to the year in which the Change in Control Date occurs (or such lesser number of years for which the Executive was employed by the Company) relative to the applicable performance goals established by the Company for each of such full years and (B) such other award level achievement as may be determined by the Committee prior to the Change in Control Date (expressed as a percentage) based on the Committee’s review of year-to-date performance of the Company and the Executive for the year in which the Change in Control Date occurs and such other factors as the Committee determines are relevant to determining an appropriate performance achievement level and (iii) in the case of any Performance Award Plan award, performance achievement (expressed as a percentage) relative to the applicable performance goals established by the Company for each applicable year for Performance Award Plan awards generally (provided that, in the case of any such year for which more than one actual performance level was determined, the actual performance level for such year shall be deemed to be the average of all such levels for such year), equal to the greatest of, as applicable, (A) the average actual performance achievement level of the Company (as approved by the Committee and expressed as a percentage) for each of the three full years prior to the year in which the Change in Control Date occurs, (B) if the Change in Control Date occurs after June 30 in any year, the average actual performance achievement level of the Company (as approved by the Committee and expressed as a percentage) for each of the two full years prior to the year in which the Change in Control Date occurs and the partial year in which the Change in Control Date occurs, utilizing, in the case of such partial year, the performance achievement level of the Company for such year as determined by the Committee prior to the Change in Control Date and expressed as a percentage based on the Committee’s review of year-to-date financial performance of the Company for such year, and (C) such other performance achievement level as may be determined by the Committee prior to the Change in Control Date (expressed as a percentage) based on the Committee’s review of Company performance, in comparison to actual performance achievement levels approved by the Committee, for the multi-year period commencing in 2005 with respect to which various awards under the Performance Achievement Plan were made and such other factors as the Committee determines are relevant to determining an appropriate performance achievement level.
          (t) “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.
          (u) “Termination Date” means the date (if any) on which the termination of the Executive’s employment, in accordance with the terms of this Agreement, is effective.
          SECTION 2. Effectiveness; Effect on Prior Agreement. (a) This Agreement and Executive’s employment hereunder shall become effective as of the date hereof (the “Effective Date”). This Agreement and Executive’s employment hereunder shall remain in effect until the second anniversary of the Effective Date, except that, beginning on the first anniversary of the Effective Date and on each anniversary thereafter (i.e., one year prior to the scheduled expiration of the term hereof), the term of this Agreement and Executive’s employment hereunder shall be automatically extended for an additional one-year period, unless, prior to the occurrence of a Change in Control, the Company or Executive provides the other party with 90 days’ prior written notice before the applicable anniversary that the term of this Agreement and Executive’s employment hereunder shall not be so extended (the last day of such period, giving effect to all such extensions, the “Normal Expiration Date”), provided that upon the occurrence of a Change in Control prior to the Normal Expiration Date, (A) the term of this Agreement shall not expire or terminate, (B) the Company shall have no further right to amend, modify or terminate this Agreement or the term thereof without the Executive’s written consent in accordance with Section 18, (C) the Employment Term (as defined in Section 3) shall not expire unless expressly terminated by the Company or Executive in accordance with Section 4 and (D) any purported termination of this Agreement or the term thereof by the Company (other than in connection with a termination of Executive’s employment for any reason other than Cause, death or Disability) shall be deemed to be a termination of Executive’s employment by the Company other than for Cause; provided, however, that Sections 6, 7 and 8 of this Agreement shall only be effective with respect to the first Change in Control that occurs during the term of this Agreement.
          (b) Effective as of the Effective Date, this Agreement shall replace and supersede in its entirety the Employment Agreement dated as of May 1, 2006 among the Executive, the Company and the other parties thereto (the “Prior Agreement”), which shall have no further force or effect. In addition, the receipt of severance benefits under Section 5 or 6 shall be conditioned on the waiver of any other cash severance benefits otherwise payable to the Executive under any severance plan or policy available generally to Company employees.
          SECTION 3. Terms and Conditions of Employment. (a) The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, as its Vice President, General Counsel and Secretary on the terms and conditions set forth herein for the period commencing on the Effective Date and ending on the earlier of (i) the termination of the Executive’s employment for any reason and (ii) the termination of this Agreement in accordance with its terms (such period of employment, the “Employment Term”).
          (b) During the Employment Term, the Executive shall have authorities, powers, functions, responsibilities and duties consistent with those held by the Executive immediately prior to the Effective Date and shall devote substantially all the Executive’s business time to the performance of such responsibilities and duties.
          (c) During the Employment Term, the Executive shall report directly to the Chief Executive Officer of the Company.
          (d) During the Employment Term, the Executive’s principal place of employment shall be at the Company’s current principal executive offices in Toledo, Ohio. The Executive acknowledges that his responsibilities and duties shall require him to travel on business to the extent necessary to fully perform such responsibilities and duties.

          (e) During the Employment Term, the Executive shall, without limitation to Sections 3 and 4, be entitled to the following compensation and benefits:
     (i) Annual base salary at a rate no less than the rate in effect immediately prior to the Effective Date, subject to such subsequent upward adjustments as may be determined by the Board from time to time, which shall be payable on the Company’s normal payroll schedule;
     (ii) Such annual, short-term and long-term incentive and equity compensation awards as may be determined by the Board; and
     (iii) Participation in the employee benefit, welfare, retirement, perquisite and other plans, programs and policies provided to other similarly situated employees or provided to other senior executives of the Company, as determined by the Board from time to time, and subject to the terms and conditions of such arrangements as in effect from time to time.
          (f) Exhibit A of this Agreement sets forth, as of the date of this Agreement:
     (i) With respect to Performance Shares, (A) the Executive’s outstanding awards, including the applicable performance goals and target and maximum award levels, and (B) the actual aggregate award levels of the Company (as approved by the Committee and expressed as a percentage) for each of 2005 and 2006 relative to the applicable performance goals established by the Company for each of such years for Performance Shares generally.
     (ii) With respect to the Annual Incentive Plan, (A) the Executive’s target and maximum award levels, and (B) the Executive’s actual award level (expressed as a percentage) under the Annual Incentive Plan with respect to each of 2004, 2005 and 2006 (or such lesser number of years for which the Executive was employed by the Company).
          SECTION 4. Termination of Employment. (a) The Executive’s employment hereunder may be terminated by the Company or the Executive at any time and for any reason, subject to the terms and conditions of this Agreement.
          (b) Except as otherwise provided herein, each party hereto shall give the other party at least 30 days prior written notice of any termination of the Executive’s employment by such party. Notwithstanding the foregoing, the Executive’s employment shall automatically terminate without notice in the event of the Executive’s death.
          (c) In the event of any termination of the Executive’s employment hereunder, the Executive shall be entitled to receive promptly (i) any annual base salary, annual bonus or other amounts earned and payable, but not yet paid as of the Termination Date, under the terms of the applicable benefit plan, practice, policy or program, (ii) reimbursement of any unreimbursed business expenses incurred through the Termination Date, (iii) any other payments explicitly set forth in any benefit plans, practices, policies and programs in which the Executive participates and (iv) as otherwise required by applicable law (the rights to such payments, the “Accrued Rights”).
          (d) In addition to the Accrued Rights, the Executive may be entitled to additional payments and benefits under Section 5 or 6. In the event that payments and benefits under Section 6 become payable, the Executive shall not be entitled to receive any payments or benefits under Section 5.
          SECTION 5. Severance Prior to a Change in Control. (a) Upon any voluntary termination of the Executive’s employment, whether or not for Good Reason, the Executive shall not be entitled to any additional payments or benefits under this Section 5 other than the Accrued Rights.
          (b) Upon the termination of Executive’s employment by the Company for Cause, the Executive shall not be entitled to any additional payments or benefits under this Section 5 other than the Accrued Rights.
          (c) Upon the termination of Executive’s employment by the Company for any reason other than for Cause, death or Disability, the Company shall, in addition to payment of the Accrued Rights, continue payment of Executive’s then-current annual base salary, on the Company’s normal payroll schedule, for a period of two years after the Termination Date.
          (d) Upon the termination of Executive’s employment as a result of death prior to the Change in Control Date, the Company shall, in addition to payment of the Accrued Rights, continue payment of Executive’s then-current annual base salary on the Company’s normal payroll schedule for a period of two years after the Termination Date; provided, however, that such payments shall be offset by any survivor benefits, excluding life insurance proceeds, received by Executive’s spouse or other designated beneficiary under the Company’s plans, programs and policies.
          (e) Upon the termination of Executive’s employment as a result of his Disability prior to the Change in Control Date, the Company shall, in addition to payment of the Accrued Rights, continue payment of Executive’s then-current annual base salary on Company’s normal payroll schedule for a period of two years after the Termination Date; provided, however, that such payments shall be offset by any disability benefits received by Executive, or his legal guardian, under the Company’s plans, programs and policies.
          SECTION 6. Severance after a Change in Control. (a) In the event of a Qualifying Termination, the Executive shall be entitled to the following payments and benefits in lieu of any payments or benefits otherwise payable under Section 5:
     (i) The Company shall pay the Executive an amount equal to three times the sum of (A) the Executive’s annual base salary as in effect immediately prior to the Termination Date (without regard to any reduction giving rise to Good Reason) and (B) the Executive’s Incentive Amount, in a lump-sum payment payable no later than the tenth business day after the Termination Date.

     (ii) The Company shall, at the Company’s expense, continue to provide for a period of three years after such Qualifying Termination (the “Continuation Period”) group medical, dental and vision benefits substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Change in Control Date.
     (iii) Effective as of the Termination Date, Executive shall be credited with an additional 36 months of service with the Company for the purpose of determining service credits and benefits due to Executive under the Company’s tax-qualified and non-qualified pension, retirement and savings plans in which the Executive, his dependents or his beneficiaries participated immediately prior to the Change in Control Date, provided that such credits and benefits with respect to tax-qualified plans shall be provided under a non-qualified plan to the extent necessary under applicable law and plan terms.
     (iv) The Executive shall be entitled to receive the Accrued Rights.
          (b) Non-Qualifying Termination. In the event of any termination of Executive’s employment other than a Qualifying Termination (including a termination of employment as a result of death or Disability) on or after the Change in Control Date, the Executive shall not be entitled to any payments or benefits from the Company under this Section 6. Notwithstanding the foregoing, the Executive shall be entitled to payment of the Accrued Rights and may be entitled to payments and benefits under Section 5.
          SECTION 7. Impact of a Change in Control on Equity Compensation and Other Incentive Awards. Effective as of the Change in Control Date, notwithstanding any provision to the contrary in the Company’s Equity Incentive Plan, as amended and restated, Annual Incentive Plan or Performance Award Plan or any award agreements thereunder, (a) all outstanding (i) stock options and stock appreciation rights, (ii) restricted shares subject to service, but not performance, based vesting requirements (including any such shares delivered in connection with the vesting of Performance Shares (as defined below)) and (iii) restricted stock units, in each case then held by the Executive that are unexercisable or otherwise unvested, shall automatically become fully vested and unrestricted and immediately exercisable, as the case may be, (b) all outstanding restricted share awards that are subject to performance-based vesting or delivery requirements (“Performance Shares”) then held by the Executive that are unvested shall automatically become vested on the basis that (i) all service based requirements have been satisfied and (ii) all performance-based requirements have been satisfied at the Specified Performance Level for Performance Shares for all relevant periods, (c) the Executive’s outstanding Annual Incentive Plan award for the year in which the Change in Control Date occurs shall become irrevocably payable, without regard to any term or condition applicable to such award except as specified herein, at the same time as similar Annual Incentive Plan awards would generally otherwise be payable based on the terms thereof as in effect immediately prior to the Change in Control Date (or, if earlier, upon the Executive’s termination of employment for any reason), in an amount equal to the greater of (i) the amount payable to the Executive under such award determined on the basis of target performance achievement and (ii) the amount payable to the Executive under such award determined on the basis of achieving a Specified Performance Level for such award, and (d) each of the Executive’s Performance Award Plan awards (if any) outstanding in the year in which the Change in Control Date occurs shall become irrevocably payable, without regard to any term or condition applicable to such award except as specified herein, at the same time or times as similar Performance Award Plan awards would generally otherwise be payable based on the terms thereof as in effect immediately prior to the Change in Control Date (or, if earlier, upon the Executive’s termination of employment for any reason), in an amount equal to the greater of (i) the amount payable to the Executive under such award determined on the basis of target performance achievement and (ii) the amount payable to the Executive under such award determined on the basis of achieving a Specified Performance Level for such award.
          SECTION 8. Certain Additional Payments by the Company. (a) Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any Payment that is paid or payable to or for the benefit of the Executive during the term of this Agreement would be subject to the Excise Tax, the Executive shall be entitled to receive an additional payment (a “280G Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes and Excise Taxes imposed upon the 280G Gross-Up Payment, the Executive retains an amount of the 280G Gross-Up Payment equal to the Excise Tax imposed upon such Payments. The Company’s obligation to make 280G Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment and shall survive and apply after the Executive’s termination of employment.
          (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a 280G Gross-Up Payment is required, the amount of such 280G Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made in accordance with the terms of this Section 8 by a nationally recognized certified public accounting firm that shall be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company or the Executive. For purposes of determining the amount of any 280G Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate applicable to individuals in the calendar year in which any such 280G Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such 280G Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes that can be obtained from deduction of state and local taxes, taking into account limitations applicable to individuals subject to Federal income tax at the highest marginal rate. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any 280G Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five business days of the receipt of the Accounting Firm’s determination, provided that, in no event, shall such payment be made later than the last day of the calendar year after the calendar year in which the applicable Excise Tax is paid. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of the Excise Tax, at the time of the initial determination by the Accounting Firm hereunder, it is possible that the amount of the 280G Gross-Up Payment determined by the Accounting Firm to be due to the Executive, consistent with the calculations required to be made hereunder, will be lower than the amount actually due (an “Underpayment”). In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (which, for the avoidance of doubt, shall be calculated on an after-tax basis consistent with this Section 8) shall be paid by the Company to the Executive within five business days of the receipt of the Accounting Firm’s determination.
          (c) The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a 280G Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Executive is informed in writing of such claim. Failure to give timely notice shall not prejudice the Executive’s right to 280G Gross-Up Payments and rights of indemnity under this Section 8. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that (A) if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance and (B) if such contest results in any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the 280G Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of the 30-day period after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of 280G Gross-Up Payment required to be paid.
          SECTION 9. Section 409A. It is the intention of the Company and the Executive that the provisions of this Agreement comply with Section 409A of the Code and the final regulations promulgated thereunder (including the transition rules thereof), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code and such final regulations. To the extent necessary to avoid imposition of any additional tax or interest penalties under Section 409A (such tax and interest penalties, a “Section 409A Tax”), notwithstanding the timing of payment provided in any other Section of this Agreement, the timing of any payment, distribution or benefit pursuant to this Agreement shall be subject to a six-month delay in a manner consistent with Section 409A(a)(2)(B)(i) of the Code, provided that (a) the Executive shall be credited with interest in respect of such payment, distribution or benefit during such six-month period at the rate set forth in Section 16 and (b) if the Executive dies during such six-month period, any such delayed payments shall not be further delayed, and shall be immediately payable to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate in accordance with the applicable provisions of this Agreement. From and after the Effective Date and for the remainder of the term of this Agreement, (i) the Company shall administer and operate this Agreement in compliance with Section 409A of the Code and the final regulations promulgated thereunder and any other applicable rules, regulations or other guidance promulgated thereunder as in effect from time to time, (ii) in the event that the Company determines, after conducting a reasonable review, that any provision of this Agreement does not comply with Section 409A of the Code or any such rules, regulations or guidance and that the Executive may become subject to a Section 409A Tax, the Company and the Executive shall negotiate in good faith to amend or modify such provision to avoid the application of such Section 409A Tax, provided that such amendment or modification shall not (and the Executive shall not be obligated to consent to any such amendment or modification that would) reduce the economic value to the Executive of such provision, and (iii) in the event that, notwithstanding the foregoing, the Executive is subject to a Section 409A Tax with respect to any such provision, then except to the extent such Section 409A Tax is attributable to the Executive’s breach of the Executive’s obligations under the immediately preceding clause (ii), the Executive shall be entitled to receive an additional payment from the Company (a “409A Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and any Section 409A Tax imposed upon the 409A Gross-Up Payment, the Executive retains an amount of the 409A Gross-Up Payment equal to the Section 409A Tax imposed with respect to such provision. The provisions of Sections 8(c) and (d) shall apply mutatis mutandis to any claim by the Internal Revenue Service that, if successful, would give rise to a 409A Gross-Up Payment by the Company.
          SECTION 10. Non-Competition/Non-Solicitation and Confidentiality. (a) Executive covenants and agrees that during Executive’s employment with the Company and for a period of two years following the termination of Executive’s employment, including termination by the Company for Cause or without Cause, Executive shall not, in the United States of America, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 1% of the outstanding equity of any business which may be a Competing Business without violating the provisions of this Section 10(a).
          (b) Executive agrees that during his employment with the Company he shall not, directly or indirectly, solicit the business of, or do business with, any customer or prospective customer of the Company or any of its subsidiaries for any business purpose other than for the benefit of the Company or its subsidiaries. Executive further agrees that for two years following termination of his employment with the Company, including termination by the Company for Cause or without Cause, Executive shall not, directly or indirectly, solicit the business of, or do business with, any customers or prospective customers of the Company or any of its subsidiaries; provided, however, that this provision shall not apply to soliciting to provide or providing any services which the Company or any of its subsidiaries does not provide, or has not traditionally sought to provide.
          (c) Executive agrees that, during his employment with the Company and for two years following termination of Executive’s employment with the Company,

including termination by the Company for Cause or without Cause, Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the employment of the Company for any reason whatsoever, or hire or engage any employee of the Company except into the employment of the Company, provided that the foregoing shall not apply to any employee hired through a general hiring process without any direct or indirect involvement by the Executive in recruiting such person for hire.
          (d) The Executive acknowledges that the confidential information and trade secrets of the Company obtained by the Executive while employed by the Company are the property of the Company. Therefore, the Executive agrees that the Executive shall not disclose to any unauthorized Person or use for the Executive’s own purposes any such information or trade secrets without the prior written consent of the Company, unless and to the extent that the aforementioned matters (i) become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions in violation of this Agreement, (ii) were within the Executive’s possession prior to its being obtained by the Executive in the course of the Executive’s employment with the Company or (iii) are required to be disclosed pursuant to applicable law.
          SECTION 11. No Mitigation or Offset; Enforcement of this Agreement. (a) Except as expressly provided in Sections 5(d) and (e), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.
          (b) The Company shall reimburse the Executive for, promptly upon the Executive’s demand, any and all reasonable legal fees and expenses that the Executive may incur during the period from the Effective Date until the expiration of this Agreement in accordance with its terms, as a result of any contest, dispute or proceeding (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof and including all stages of any contest, dispute or proceeding) by the Company, the Executive or any other Person with respect to the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive regarding the amount of any payment owed pursuant to this Agreement).
          SECTION 12. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, practice, policy or program provided by the Company or a Subsidiary for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect any rights the Executive may have under any plan, contract or agreement with the Company or a Subsidiary (other than the Prior Agreement). Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or a Subsidiary (other than the Prior Agreement) shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.
          SECTION 13. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
          SECTION 14. Assignment. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.
          (b) Notwithstanding the foregoing Section 14(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate.
          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement (except for purposes of Section 10), (i) the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned and (ii) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned.
          SECTION 15. Dispute Resolution. (a) Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submit to the exclusive jurisdiction of any Federal court located within the State of Ohio over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 15(a); provided, however, that nothing herein shall preclude the Company or the Executive from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 15 or enforcing any judgment obtained by the Company or the Executive.

          (b) The agreement of the parties to the forum described in Section 15(a) is independent of the law that may be applied in any suit, action or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 15(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 15(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.
          (c) The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 22.
          SECTION 16. Default in Payment. Any payment not made within ten business days after it is due in accordance with this Agreement shall thereafter bear interest, compounded annually, at the prime rate in effect from time to time at Citibank, N.A., or any successor thereto.
          SECTION 17. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
          SECTION 18. Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.
          SECTION 19. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
          SECTION 20. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, except as specifically set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, Executive or representative of any party hereto. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
          SECTION 21. Survival. The rights and obligations of the parties under the provisions of this Agreement, including Sections 2, 8, 9, 10 and 11, shall survive and remain binding and enforceable, notwithstanding the expiration of the Protection Period or the term of this Agreement, the termination of the Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.
          SECTION 22. Notices. All notices or other communications required or permitted by this Agreement will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Manor Care, Inc.
333 N. Summit St.
Toledo, OH 43604
Attention: Chief Executive Officer
Fax: (419) 252-5599

If to the Executive:	At the address for the Executive most recently on file with the Company or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          SECTION 23. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
          SECTION 24. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          SECTION 25. Interpretation. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
          IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

MANOR CARE, INC.

By:	/s/ Paul A. Ormond

Paul A. Ormond
Chairman, President and
Chief Executive Officer

/s/ Richard A. Parr II

Richard A. Parr II